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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C.  20549


                                FORM 8-K/A


                             CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): July 28, 2000


                            ICHOR CORPORATION
           (Exact name of Registrant as specified in its charter)


                                Delaware
                        (State of Incorporation)


           000-25132                                25-1741849
    (Commission File Number)          (I.R.S. Employer Identification No.)


             6 Rue Charles-Bonnet, 1206 Geneva, Switzerland
      (Address of principal executive offices, including postal code)


                           (41 22) 818-2999
           (Registrant's telephone number, including area code)



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ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

As previously disclosed, ICHOR Corporation ("ICHOR") acquired approximately 87% of the issued and outstanding shares of common stock of Nazca Holdings Ltd. ("Nazca") effective June 30, 1999, pursuant to a purchase agreement (the "Purchase Agreement") among ICHOR and the former majority holders (the "Vendors") of the shares (the "Shares") of common stock of Nazca. Nazca, through a subsidiary, is in the business of the exploration for and development of groundwater resources in Chile.

In addition, as previously disclosed, in 1999 two of the Vendors purported to exercise an option (the "Option") granted pursuant to the Purchase Agreement to reacquire approximately 37.6% of the Shares. ICHOR believed the attempted exercise to be invalid, as the conditions to be met prior to exercise were not satisfied. A dispute arose between the two Vendors purporting to exercise the Option and ICHOR as to the validity of the exercise of the Option.

In order to settle the dispute relating to the purported exercise of the Option, effective July 28, 2000, ICHOR completed an agreement with one of the Vendors to sell all of ICHOR's interest in the Shares of Nazca and certain receivables due from Nazca to ICHOR (the "Receivables"), in exchange for a promissory note from that Vendor in the amount of $600,000 which accrues interest at the rate of 5% per annum and is due on June 30, 2001. ICHOR also obtained a release from, and granted a release to, Nazca and the Vendors with respect to any claims arising out of or connected with Nazca. The consideration payable for the Shares and the Receivables is the result of a negotiated settlement of a disputed claim. ICHOR has no further interest in Nazca.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits.

Exhibit Number     Description
--------------     -----------
   2.6             Agreement between ICHOR Corporation and Maarten Reidel
                   dated for reference May 15, 2000.


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                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                            ICHOR CORPORATION

                                            By:  /s/ Michael J. Smith
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                                            Michael J. Smith
                                            Secretary


Date:  August 9, 2000


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                             ICHOR CORPORATION
                                 FORM 8-K/A

                               EXHIBIT INDEX


Exhibit Number     Description
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   2.6             Agreement between ICHOR Corporation and Maarten Reidel
                   dated for reference May 15, 2000.